Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index
•
The Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index, due December 6, 2029 (the “Notes”) priced on December 2, 2024 and will issue on December 5, 2024.

•	Approximate 5 year term if not called prior to maturity.
•	Payment on the Notes will depend on the individual performance of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index (each an “Underlying”).
•
Beginning with the December 3, 2025 Call Observation Date, automatically callable annually for an amount equal to the applicable Call Amount if, on the applicable Call Observation Date, the Observation Value of each Underlying is equal to or greater than its Call Value. The Call Values are indicated on page PS-2 and the Observation Dates and Call Amounts are indicated on page PS-4.

•
Assuming the Notes are not called prior to maturity, if the Ending Value of each Underlying is greater than or equal to 100% of its Starting Value, at maturity, you will receive $1,812.50 per $1,000.00 in principal amount of your Notes.

•
However, assuming the Notes are not called prior to maturity, if any Underlying declines by more than 15% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying, with up to 100% of the principal at risk. Otherwise, if the Notes are not called prior to maturity and the Ending Value of the Least Performing Underlying is less than 100.00% of its Starting Value but greater than or equal to 85% of its Starting Value, at maturity you will receive the principal amount of your Notes.

•
Any payment on the Notes is subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•	No periodic interest payments.
•	The Notes will not be listed on any securities exchange.
•	CUSIP No. 09711FBY2.
The initial estimated value of the Notes as of the pricing date is $962.60 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-9 of this pricing supplement and “Structuring the Notes” on page PS-24 of this pricing supplement for additional information.
There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-9 of this pricing supplement,  page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public offering price(1)	Underwriting discount(1)(2)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$3.00	$997.00
Total	$500,000.00	$1,500.00	$498,500.00
(1)
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.00 per $1,000.00 in principal amount of Notes.

(2)
The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $3.00, resulting in proceeds, before expenses, to BofA Finance of as low as $997.00 per $1,000.00 in principal amount of Notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000.00 in principal amount of Notes.

The Notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Selling Agent

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

Terms of the Notes
Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 5 years, unless previously automatically called.
Underlyings:	The MSCI EAFE® Index (Bloomberg symbol: “MXEA”), the MSCI Emerging Markets® Index (Bloomberg symbol: “MXEF”) and the Russell 2000® Index (Bloomberg symbol: “RTY”), each a price return index.
Pricing Date:	December 2, 2024
Issue Date:	December 5, 2024
Valuation Date:	December 3, 2029, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date:	December 6, 2029
Starting Value:	MXEA: 2,319.85 MXEF: 1,086.39 RTY: 2,434.139
Observation Value:	With respect to each Underlying, its closing level on the applicable Call Observation Date.
Ending Value:	With respect to each Underlying, its closing level on the Valuation Date.
Call Value:	MXEA: 2,319.85, which is 100.00% of its Starting Value. MXEF: 1,086.39, which is 100.00% of its Starting Value. RTY: 2,434.139, which is 100.00% of its Starting Value.
Redemption Barrier:	MXEA: 2,319.85, which is 100.00% of its Starting Value. MXEF: 1,086.39, which is 100.00% of its Starting Value. RTY: 2,434.139, which is 100.00% of its Starting Value.
Threshold Value:
MXEA: 1,971.87, which is 85.00% of its Starting Value (rounded to two decimal places).
MXEF: 923.43, which is 85.00% of its Starting Value (rounded to two decimal places).
RTY: 2,069.018, which is 85.00% of its Starting Value (rounded to three decimal places).

Automatic Call:
Beginning with the December 3, 2025 Call Observation Date, all (but not less than all) of the Notes will be automatically called at an amount equal to the applicable Call Amount if the Observation Value of each Underlying is greater than or equal to its Call Value on any Call Observation Date. If the Notes are automatically called, the applicable Call Amount will be paid on the applicable Call Payment Date. No further amounts will be payable following an Automatic Call.

Redemption Amount:
If the Notes have not been automatically called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:
a) If the Ending Value of the Least Performing Underlying is greater than or equal to its Redemption Barrier:

AUTO-CALLABLE NOTES | PS-2

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

b) If the Ending Value of the Least Performing Underlying is less than its Redemption Barrier but is greater than or equal to its Threshold Value:
c) If the Ending Value of the Least Performing Underlying is less than its Threshold Value:
In this case, the Redemption Amount will be less than 85.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

Call Observation Dates:	As set forth beginning on page PS-4
Call Payment Dates:	As set forth beginning on page PS-4
Call Amounts (per $1,000.00 in principal amount):	As set forth beginning on page PS-4
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711FBY2
Underlying Return:	With respect to each Underlying,
Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Events of Default and Acceleration:
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration; provided that, if the event of default occurs on or prior to the Valuation Date (i.e., not during the period from after that Valuation Date to the original maturity date of the Notes), then the payment on the Notes will be determined as described above under the caption “—Automatic Call,” calculated as if the next scheduled Call Observation Date were three Trading Days prior to the date of acceleration, and in such a case, the calculation agent shall pro-rate the applicable Call Amount according to the period of time elapsed between the issue date of the notes and the date of acceleration. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

AUTO-CALLABLE NOTES | PS-3

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

Call Observation Dates, Call Payment Dates and Call Amounts
Call Observation Dates*	Call Payment Dates	Call Amounts (per $1,000.00 in principal amount)
December 3, 2025	December 8, 2025	$1,162.50
December 2, 2026	December 7, 2026	$1,325.00
December 2, 2027	December 7, 2027	$1,487.50
December 4, 2028	December 7, 2028	$1,650.00
* The Call Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-23 of the accompanying product supplement, with references to “Observation Dates” being read as references to “Call Observation Dates.”
Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlyings. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, and the hedging related charges described below (see “Risk Factors” beginning on page PS-9), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.
The initial estimated value of the Notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-9 and “Structuring the Notes” on page PS-24.
AUTO-CALLABLE NOTES | PS-4

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

Automatic Call and Redemption Amount Determination
*On each Call Observation Date, your Notes may be automatically called, determined as follows:

Assuming the Notes have not been automatically called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Ending Value of the Least Performing Underlying greater than or equal to its Redemption Barrier?
Yes
No
You will receive:
$1,812.50
Is the Ending Value of the Least Performing Underlying greater than or equal to its Threshold Value?
Yes
No
You will receive:
$1,000.00
You will receive:
$1,000.00 + ($1,000.00 × Underlying Return of the Least Performing Underlying)
In this case, the Redemption Amount will be less than 85.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

AUTO-CALLABLE NOTES | PS-5

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
AUTO-CALLABLE NOTES | PS-6

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

Hypothetical Payout Profile and Examples of Payments on the Notes
Examples and Auto-Callable Notes Table
The following examples and table are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the Notes. The examples and table illustrate payments on the Notes based on a hypothetical Starting Value of 100 for each Underlying, a hypothetical Call Value of 100 for each Underlying, a hypothetical Redemption Barrier of 100 for the Least Performing Underlying, a hypothetical Threshold Value of 85 for the Least Performing Underlying, Call Amounts as indicated on page PS-4, the Redemption Amount of $1,812.50 per $1,000.00 in principal amount of Notes if the Ending Value of the Least Performing Underlying is greater than or equal to its Redemption Barrier and a range of hypothetical Observation Values and Ending Values of the Least Performing Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Values, Call Values, Redemption Barriers, Threshold Values, Observation Values and Ending Values of the Underlyings, whether the Notes are automatically called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.
For recent actual values of the Underlyings, see “The Underlyings” section below. The Ending Value of each Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of that Underlying or on the securities included in that Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.
If the Notes Are Called Prior to Maturity
The Notes will be called at an amount equal to the applicable Call Amount if on any Call Observation Date the Observation Value of each Underlying is greater than or equal to its Call Value. After the Notes are called, they will no longer remain outstanding and there will not be any further payments on the Notes.
Example 1 - The Observation Value of each Underlying on the first Call Observation Date is 105.00 or higher. Therefore, the Notes will be called at $1,162.50 per $1,000.00 in principal amount of Notes.
Example 2 - The Observation Value of each Underlying on each of the first three Call Observation Dates is below its respective Call Value, but the Observation Value of each Underlying on the fourth Call Observation Date is 110.00 or higher. Therefore, the Notes will be called at $1,650.00 per $1,000.00 in principal amount of Notes.
If the Notes Are Not Called Prior to Maturity
Ending Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Redemption Amount per Note	Return on the Notes(1)
160.00	60.00%	$1,812.50	81.25%
150.00	50.00%	$1,812.50	81.25%
140.00	40.00%	$1,812.50	81.25%
130.00	30.00%	$1,812.50	81.25%
120.00	20.00%	$1,812.50	81.25%
110.00	10.00%	$1,812.50	81.25%
105.00	5.00%	$1,812.50	81.25%
102.00	2.00%	$1,812.50	81.25%
100.00(2)(3)	0.00%	$1,812.50	81.25%
99.99	-0.01%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00(4)	-15.00%	$1,000.00	0.00%
84.99	-15.01%	$849.90	-15.01%
80.00	-20.00%	$800.00	-20.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
AUTO-CALLABLE NOTES | PS-7

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

50.00	-50.00%	$500.00	-50.00%
0.00	-100.00%	$0.00	-100.00%
(1)	The “Return on the Notes” is calculated based on the Redemption Amount.
(2)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of each Underlying is set forth on page PS-2 above.
(3)	This is the hypothetical Redemption Barrier of the Least Performing Underlying.
(4)	This is the hypothetical Threshold Value of the Least Performing Underlying.
AUTO-CALLABLE NOTES | PS-8

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-28 below.
Structure-related Risks
•
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called prior to maturity and the Ending Value of any Underlying is less than its Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying and you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying is less than its Starting Value. In that case, you will lose a significant portion or all of your investment in the Notes.

•
Any positive investment return on the Notes is limited. You will not participate in any increase in the level of any Underlying. Any positive investment return is limited to the applicable Call Amount or the maximum Redemption Amount of $1,812.50 per $1,000.00 in principal amount of Notes, as applicable, if the Observation Value or Ending Value of each Underlying is greater than or equal to its Call Value or Redemption Barrier, as applicable, on any Call Observation Date or the Valuation Date, as applicable. In contrast, a direct investment in the securities included in one or more of the Underlyings would allow you to receive the benefit of any appreciation in their values. Any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them. The return on the Notes may be less than a comparable investment directly in the securities held by or included in the Underlyings. There is no guarantee that the Notes will be called or, if not called, redeemed at maturity for more than the principal amount, and it is possible that you will not receive any positive return on the Notes.

•
The Notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of the Least Performing Underlying exceeds its Starting Value, Redemption Barrier, Call Value or Threshold Value.

•
The Notes are subject to a potential Automatic Call, which would limit your ability to receive further payment on the Notes. The Notes are subject to a potential Automatic Call. The Notes will be automatically called if, on any Call Observation Date, the Observation Value of each Underlying is greater than or equal to its Call Value. If the Notes are automatically called prior to the Maturity Date, you will be entitled to receive the applicable Call Amount with respect to the applicable Call Observation Date and no further amounts will be payable following the Automatic Call. In this case, you will lose the opportunity to receive payment of any higher Call Amount or Redemption Amount that otherwise would be payable after the date of the Automatic Call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

•
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

•
The Call Amount or Redemption Amount, as applicable, will not reflect changes in the levels of the Underlyings other than on the Call Observation Dates or Valuation Date, as applicable. The levels of the Underlyings during the term of the Notes other than on the Call Observation Dates or Valuation Date, as applicable, will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will determine whether the Notes will be automatically called and will calculate the Call Amount or the Redemption Amount, as applicable, by comparing only the Starting Value, the Call Value, the Redemption Barrier or the Threshold Value, as applicable, to the Observation Value or the Ending Value for each Underlying. No other levels of the Underlyings will be taken into account. As a result, if the Notes are not automatically called prior to maturity and the Ending Value of the Least Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the level of each Underlying was always above its Threshold Value prior to the Valuation Date.

•
Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose a significant portion or all of your investment in the Notes even if the Observation Value or Ending Value of one Underlying is greater than or equal to its Call Value, Redemption Barrier or Threshold Value, as applicable. Your Notes are linked to the least performing of the Underlyings, and a change in the level of one Underlying may not correlate with changes in the levels of the other Underlyings. The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the level of one Underlying could be offset to some extent by the appreciation in the levels of the other Underlyings. In the case of the Notes, the individual performance of each Underlying would not be combined, and the depreciation in the level of one Underlying would not be offset by any appreciation in the levels of the other Underlyings. Even if the Observation Value of an Underlying is at or above its Call Value on a Call Observation Date, your Notes will not be automatically called if the Observation Value of another Underlying is below its Call Value on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value,

AUTO-CALLABLE NOTES | PS-9

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

you will lose a significant portion or all of your investment in the Notes if the Ending Value of the Least Performing Underlying is below its Threshold Value.
•
Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlyings. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•
We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks
•
The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

•
We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks
•
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell the securities held by or included in the Underlyings, or futures or options contracts or exchange traded instruments on the Underlyings or those securities, or other instruments whose value is derived from the Underlyings or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own securities represented by the Underlyings, except to the extent that BAC’s common stock may be included in the Underlyings, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the levels of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have affected the levels of the Underlyings. Consequently, the levels of the

AUTO-CALLABLE NOTES | PS-10

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

Underlyings may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have affected the levels of the Underlyings on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the levels of the Underlyings, the market value of your Notes prior to maturity or the amounts payable on the Notes.

•
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
•
The Notes are subject to risks associated with small-size capitalization companies. The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

•
The Notes are subject to foreign currency exchange risk. The MXEA and the MXEF track securities traded outside of the United States. The levels of the MXEA and the MXEF will depend upon the values of these securities, which will in turn depend in part upon changes in the value of the currencies in which the securities tracked by the MXEA and the MXEF are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities tracked by the MXEA and the MXEF are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the levels of the MXEA and the MXEF will be adversely affected and the value of the MXEA and the MXEF may decrease.

•
The Notes are subject to risks associated with foreign securities markets. The MXEA and the MXEF each include certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the MXEA and the MXEF may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
•
There are risks associated with emerging markets. An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•
The publisher or the sponsor of an Underlying may adjust that Underlying in a way that affects its levels, and the publisher or the sponsor has no obligation to consider your interests. The publisher or the sponsor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks
•
The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an

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Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

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Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

The Underlyings
All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the MXEA, the sponsor of the MXEF and the sponsor of the RTY (collectively, the “Underlying Sponsors”). The Underlying Sponsors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Discontinuance of an Index” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor index. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.
The MSCI EAFE® Index
The MXEA is intended to measure equity market performance in developed markets, excluding the U.S. and Canada. The MXEA is a free float--adjusted market capitalization index with a base date of December 31, 1969 and an initial value of 100. The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEA has a value of 100.00 and a base date of December 31, 1969. The MXEA consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and United Kingdom.
The MXEA is an “MSCI Index.”
The Country Indices
Each country’s index included in an MSCI Index is referred to as a “Country Index.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.” The components of each Country Index used to be selected by the index sponsor from among the universe of securities eligible for inclusion in the relevant Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in the index sponsor’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion-but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. The index sponsor defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.
Calculation of the Country Indices
Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.
Each component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that Country Index. The index sponsor defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.
Calculation of the MSCI Indices
The performance of a MSCI Index on any given day represents the weighted performance of all of the components included in all of the Country Indices. Each component in a MSCI Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the Country Indices.
Maintenance of and Changes to the MSCI Indices
The index sponsor maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the indices, emphasis is also placed on continuity, continuous investibility of the constituents, replicability, index stability and low turnover in the indices.
As part of the changes to the index sponsor’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:
•	semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the
AUTO-CALLABLE NOTES | PS-13

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

universe of eligible securities and other factors involved in composing the indices;
•
quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

•
ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

Prices and Exchange Rates
Prices
The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. The index sponsor reserves the right to use an alternative pricing source on any given day.
Exchange Rates
The index sponsor uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. The index sponsor uses WM / Reuters rates for all countries for which it provides indices.
In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. The index sponsor independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if the index sponsor determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, the index sponsor may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.
Historical Performance of the MXEA
The following graph sets forth the daily historical performance of the MXEA in the period from January 2, 2019 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the MXEA was 2,319.85.
This historical data on the MXEA is not necessarily indicative of the future performance of the MXEA or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the MXEA during any period set forth above is not an indication that the closing level of the MXEA is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the closing levels of the MXEA.
License Agreement
Our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated has entered into a non-exclusive license agreement with MSCI whereby Merrill Lynch,
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Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

Pierce, Fenner & Smith Incorporated and certain of its affiliates, in exchange for a fee, are permitted to use the MSCI indices in connection with certain securities, including the Notes. We are not affiliated with MSCI, the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.
The license agreement provides that the following language must be set forth herein:
THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE MXEA INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MXEA INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MXEA INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO US FOR USE FOR CERTAIN PURPOSES. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES OF THE MXEA INDEX, WHICH ARE DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES, TO US, TO THE OWNERS OF THE NOTES, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE MXEA INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE NOTES. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE NOTES.
No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
AUTO-CALLABLE NOTES | PS-15

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

The MSCI Emerging Markets® Index
The MXEF is intended to measure equity market performance in the global emerging markets. The MXEF is a free float--adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MXEF is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEF has a base value of 100.00 and a base date of December 31, 1987. The MXEF consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.
The MXEF is an “MSCI Index.”
The Country Indices
Each country’s index included in an MSCI Index is referred to as a “Country Index.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.” The components of each Country Index used to be selected by the index sponsor from among the universe of securities eligible for inclusion in the relevant Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in the index sponsor’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion, but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. The index sponsor defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.
Calculation of the Country Indices
Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.
Each component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that Country Index. The index sponsor defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.
Calculation of the MSCI Indices
The performance of a MSCI Index on any given day represents the weighted performance of all of the components included in all of the Country Indices. Each component in a MSCI Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the Country Indices.
Maintenance of and Changes to the MSCI Indices
The index sponsor maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the indices, emphasis is also placed on continuity, continuous investibility of the constituents, replicability, index stability and low turnover in the indices.
As part of the changes to the index sponsor’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:
•
semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•
quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

•
ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

Prices and Exchange Rates
Prices
The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. The index sponsor reserves the right to use an alternative pricing source on any given day.
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Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

Exchange Rates
The index sponsor uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. The index sponsor uses WM / Reuters rates for all countries for which it provides indices.
In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. The index sponsor independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if the index sponsor determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, the index sponsor may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.
Historical Performance of the MXEF
The following graph sets forth the daily historical performance of the MXEF in the period from January 2, 2019 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the MXEF was 1,086.39.
This historical data on the MXEF is not necessarily indicative of the future performance of the MXEF or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the MXEF during any period set forth above is not an indication that the closing level of the MXEF is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the closing levels of the MXEF.
License Agreement
Our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated has entered into a non-exclusive license agreement with MSCI whereby Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates, in exchange for a fee, are permitted to use the MSCI indices in connection with certain securities, including the Notes. We are not affiliated with MSCI, the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.
The license agreement provides that the following language must be set forth herein:
THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE MXEF INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MXEF INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MXEF INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO US FOR USE FOR CERTAIN PURPOSES. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS
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Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

OR IMPLIED, TO US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES OF THE MXEF INDEX, WHICH ARE DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES, TO US, TO THE OWNERS OF THE NOTES, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE MXEF INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE NOTES. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE NOTES.
No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
AUTO-CALLABLE NOTES | PS-18

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

The Russell 2000® Index
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.
Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.
Selection of Stocks Comprising the RTY
Each company eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
AUTO-CALLABLE NOTES | PS-19

Auto-Callable Notes Linked to the Least Performing of the MSCI EAFE® Index, the MSCI Emerging Markets® Index and the Russell 2000® Index

Historical Performance of the RTY
The following graph sets forth the daily historical performance of the RTY in the period from January 2, 2019 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the RTY was 2,434.139.
This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the RTY during any period set forth above is not an indication that the closing level of the RTY is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the closing levels of the RTY.
License Agreement
“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Notes are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the Notes.
FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Notes. The license agreement provides that the following language must be stated in this pricing supplement:
The Notes are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the Notes.
FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, BAC, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF
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MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
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Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.00 per $1,000.00 in principal amount of Notes.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or
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materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
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Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-5 and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the Notes and the related guarantee, such Notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the Notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.
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U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as single financial contracts with respect to the Underlyings. This discussion assumes that the Notes constitute single financial contracts with respect to the Underlyings for U.S. federal income tax purposes. If the Notes did not constitute single financial contracts, the tax consequences described below would be materially different.
This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether any issuer of a component stock included in an Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more stocks included in an Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the component stocks included in each Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in an Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as
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capital loss thereafter.
The IRS released Notice 2008-2 (the "Notice"), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
Because each Underlying is an index that periodically rebalances, it is possible that the Notes could be treated as a series of single financial contracts, each of which matures on the next rebalancing date. If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each rebalancing date in return for new Notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such date.
Non-U.S. Holders
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
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As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.
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Where You Can Find More Information
The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:
•	Product Supplement EQUITY-1 dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm
•	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
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